Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Declares Regular Second Quarter Dividend of $0.32 per Share,

Announces March 31, 2010 Quarterly Financial Results

New York, New York, May 6, 2010 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a second quarter dividend of $0.32 per share payable on July 2, 2010 to stockholders of record as of May 17, 2010.

BlackRock Kelso Capital also announced financial results for the quarter ended March 31, 2010.

HIGHLIGHTS:

Investment Portfolio: $810.6 million

Net Assets: $553.0 million

Net Indebtedness (borrowings less cash and cash equivalents): $246.2 million

Net Asset Value per share: $9.77

Portfolio Activity for the Quarter Ended March 31, 2010:

Cost of investments during period: $16.4 million

Sales, repayments and other exits during period: $72.7 million

Number of portfolio companies at end of period: 55

Operating Results for the Quarter Ended March 31, 2010:

Net investment income before incentive management fees per share: $0.37

Net investment income per share: $0.36

Net investment income per share, as adjusted1: $0.30

Dividends declared per share: $0.32

Net increase in net assets from operations per share: $0.54

Net investment income before incentive management fees: $20.8 million

Net investment income: $20.3 million

Net investment income, as adjusted1: $16.8 million

Net realized and unrealized gains: $10.2 million

Net increase in net assets from operations: $30.5 million

As adjusted amounts are non-GAAP basis financial measures that refer to GAAP basis amounts adjusted for incremental incentive management fee expense that reflects the difference between the estimated amount of incentive management fees that the Company expects to incur at the end of the year with respect to the reported period’s operating results versus the actual amount that the Company is legally obligated to pay at the end of the reported period. Management believes that reflecting estimated incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of as adjusted amounts to the most directly comparable GAAP financial measures are set forth in Supplemental Information on page 8.

Portfolio and Investment Activity

During the three months ended March 31, 2010, we invested $16.4 million across five existing portfolio companies. This compares to investing $15.3 million across two existing portfolio companies for the three months ended March 31, 2009. Sales and repayments of investment principal totaled $72.7 million during the three months ended March 31, 2010, versus $0.7 million during the three months ended March 31, 2009.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

At March 31, 2010, our portfolio consisted of 55 portfolio companies and was invested 60% in senior secured loans, 26% in unsecured or subordinated debt securities, 6% in senior secured notes, 7% in equity investments and 1% in cash and cash equivalents. This compares to 61% in senior secured loans, 30% in unsecured or subordinated debt securities, 6% in senior secured notes, 3% in equity investments and less than 1% in cash and cash equivalents at March 31, 2009. Our average portfolio company investment at amortized cost was approximately $17.4 million at March 31, 2010, versus $19.9 million at March 31, 2009. At March 31, 2010, 2.1% of our total debt investments at fair value (or 5.3% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 11.6% at March 31, 2010 and 10.4% at March 31, 2009. The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.3% and 13.9%, respectively, at March 31, 2010, versus 9.9% and 12.1% at March 31, 2009. Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments and cash and cash equivalents.

At March 31, 2010, we had $7.3 million in cash and cash equivalents and $291.5 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three months ended March 31, 2010 and 2009.

Investment Income

For the three months ended March 31, 2010 and 2009, investment income totaled $27.8 million and $31.8 million, respectively. The decrease in investment income for the three months ended March 31, 2010 primarily reflects a reduction in the size of our portfolio due to sales and repayments, as well as the impact of lower levels of the London Interbank Offered Rate, or LIBOR, on our floating rate debt investments, which generally bear interest based on LIBOR. Total investments at their current cost basis were $957.4 million at March 31, 2010, compared to $1,251.2 million at March 31, 2009. Three-month LIBOR averaged 0.26% during the three months ended March 31, 2010, compared to 1.24% during the three months ended March 31, 2009.

Expenses

Net expenses for the three months ended March 31, 2010 and 2009 were $7.5 million and $8.1 million, respectively. Of these totals, $0.5 million during the 2010 period represents incentive management fees as a result of continued strong investment earnings, without the substantial net capital depreciation (including net realized and unrealized gains and losses) that had occurred in the prior period. No incentive management fees were incurred during the 2009 period. In addition, for the three months ended March 31, 2010 and 2009, $1.1 million and $1.8 million, respectively, were interest and other credit facility expenses. Expenses also consist of base management fees, investment advisor expenses, professional fees, administrative services expense, amortization of debt issuance costs, insurance expenses, director fees and miscellaneous other expenses. The decrease in base management fees for the three months ended March 31, 2010 reflects a decline in the quarterly portfolio values on which the fees are paid (in arrears). The decrease in interest expense and fees related to the credit facility for the three months ended March 31, 2010 is mainly a result of reduced borrowing levels and lower prevailing levels of LIBOR. Total borrowings were $253.5 million at March 31, 2010, compared to $421.5 million at March 31, 2009.

Net Investment Income

Net investment income totaled $20.3 million and $23.8 million, or $0.36 per share and $0.43 per share, respectively, for the three months ended March 31, 2010 and 2009. Net investment income, as adjusted,2 totaled $16.8 million and $19.1 million, or $0.30 per share and $0.35 per share, respectively, for the three months ended March 31, 2010 and 2009. The decrease is primarily a result of a decline in interest income, which was partially offset by a decrease in interest and other expenses.

[2]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

Net Realized Gain or Loss

Total net realized gain or loss for the three months ended March 31, 2010 and 2009 were losses of ($42.4) million and gains of $2.1 million, respectively. Net realized loss on investments for the three months ended March 31, 2010 was the result of $(42.9) million in net losses realized from the disposition or restructuring of our investments and $0.5 million in net gains realized on foreign currency transactions. Net realized loss on investments resulted primarily from the restructuring of our investments in Penton Media Inc. and Arclin US Holdings Inc. Nearly the entire net realized loss on investments represents amounts that had been reflected in unrealized depreciation on investments in prior periods. Foreign currency gains mainly represent gains on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three months ended March 31, 2010 and 2009, the change in net unrealized depreciation on the Company’s investments and foreign currency translation was a decrease (increase) in net unrealized depreciation of $52.6 million and ($29.9) million, respectively. The decrease in net unrealized depreciation on investments for the three months ended March 31, 2010 includes $42.5 million relating to reversals of prior periods’ net unrealized depreciation as a result of investment restructurings and dispositions. Net unrealized depreciation was ($155.3) million at March 31, 2010 and ($339.2) million at March 31, 2009. The decrease in net unrealized depreciation during the first quarter of 2010 was primarily a result of the reversals described above and improved capital market conditions. The valuations of our investments were favorably impacted by market-wide decreases in interest yields, as well as increases in multiples used to estimate the fair value of some of our investments. Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the three months ended March 31, 2010 and 2009, the net change in net assets from operations was an increase of $30.5 million and a decrease of ($4.1) million, or $0.54 per share and ($0.07) per share, respectively. For the three months ended March 31, 2010 and 2009, the net change in net assets from operations, as adjusted,3 was an increase of $27.0 million and a decrease of ($8.7) million, or $0.48 per share and ($0.16) per share, respectively. The increase in net assets from operations primarily reflects the decrease in net unrealized depreciation on investments, net of realized gains and losses, for the three months ended March 31, 2010.

Liquidity and Capital Resources

At March 31, 2010, we had $7.3 million in cash and cash equivalents, $253.5 million in borrowings outstanding and, subject to leverage restrictions, $291.5 million available for use under our $545 million senior secured, multi-currency credit facility, which matures in December 2010. At March 31, 2010, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 311% and were in compliance with all financial covenants under our credit facility. In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations. In the future, we may raise additional equity or debt capital off our shelf registration statement, among other options. The primary uses of funds will be investments in portfolio companies, cash distributions to our stockholders, repayment of indebtedness and other general corporate purposes.

As previously announced, on April 20, 2010 we entered into an agreement to amend our credit facility. The amendment extends through December 6, 2013 certain existing lenders’ commitments totaling $300 million, consisting of $200 million of revolving loan commitments and $100 million of term loan commitments. Subsequent to the amendment becoming effective, we received a binding commitment from a new lender of $50 million, subject to definitive documentation. The addition of this revolving loan commitment would bring the total commitments that extend through December 2013 to $350 million. Non-extending lender commitments of $245 million, consisting of $200 million of revolving loan commitments and $45 million of term loan commitments, mature on December 6, 2010 unless they are extended prior to that date. Pricing for outstanding borrowings made by non-

[3]	Non-GAAP basis financial measure. See Supplemental Information on page 8.

extending lenders will remain at LIBOR plus 0.875% with respect to revolving loans and LIBOR plus 1.50% with respect to term loans. The pricing for outstanding borrowings made by extending lenders and the new lender is reset to LIBOR plus an applicable spread of either 3.00% or 3.25% for revolving loans, based on a pricing grid depending on our credit rating, and LIBOR plus 3.00% for term loans. The credit facility does not contain a LIBOR floor requirement. On May 5, 2010, the effective LIBOR spread under the credit facility was 2.34%. The credit facility includes an “accordion” feature that allows us, under certain circumstances, to increase the size of the facility from its current level by up to an additional $300 million of revolving loan commitments and $250 million of term loan commitments. We expect to approach new lenders to solicit additional commitments to our credit facility.

As a closed-end investment company regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), we are prohibited from selling shares of our common stock at a price below the current net asset value of the stock, or NAV, unless our stockholders approve such a sale and our Board of Directors makes certain determinations. On February 8, 2010, our stockholders approved a proposal authorizing us to issue shares of our common stock at a price below the then-current NAV, with the approval of our Board of Directors. The approval expires on February 8, 2011. In any such case, the price at which our common stock would be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such common stock. Any sale of our common stock at a price below NAV would have a dilutive effect on our NAV.

From April 1 to May 5, 2010, the Company’s purchases of long-term investments totaled approximately $58 million and sales and repayments of long-term investments totaled approximately $144 million. At May 5, 2010, borrowings under our credit facility were $245 million.

Dividends

On May 5, 2010, our Board of Directors declared a dividend of $0.32 per share, payable on July 2, 2010 to stockholders of record at the close of business on May 17, 2010.

Dividends declared to stockholders for the three months ended March 31, 2010 and 2009 totaled $18.1 million, or $0.32 per share, and $8.8 million, or $0.16 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code. To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax. We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC. We also intend to make distributions of net realized capital gains, if any, at least annually. We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders.

Temporary guidance issued by the Internal Revenue Service permits publicly-traded RICs to distribute stock to satisfy their distribution requirements if stated conditions are met. Our Board of Directors has not yet made a determination whether to utilize the new guidance.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. With respect to our dividends declared to stockholders for the three months ended March 31, 2010 and 2009, dividends reinvested pursuant to our dividend reinvestment plan totaled $1.4 million and $4.0 million, respectively.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date. This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.

Share Repurchase Plan

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions. In May 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock. On May 5, 2010, our Board of Directors approved an extension of our share repurchase plan to June 30, 2011, with 1,794,971 shares remaining authorized for repurchase. There were no purchases under the plan during the three months ended March 31, 2010. Since inception of the repurchase plan through March 31, 2010, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, May 6, 2010 to discuss its first quarter 2010 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 66597351). A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Thursday, May 6, 2010 and ending at midnight on Thursday, May 13, 2010. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 66597351. To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

Statements of Assets and Liabilities (Unaudited)

	March 31, 2010	December 31, 2009
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $866,305,972 and $963,463,604)	$732,482,462	$810,035,780
Non-controlled, affiliated investments (amortized cost of $62,823,476 and $63,942,195)	59,471,860	26,793,989
Controlled investments (amortized cost of $28,232,611 and $27,414,204)	11,374,816	9,912,276

Total investments at fair value (amortized cost of $957,362,059 and $1,054,820,003)	803,329,138	846,742,045
Cash and cash equivalents	6,547,799	5,048,136
Cash denominated in foreign currency (cost of $675,981 and $759,760)	703,828	759,765
Unrealized appreciation on forward foreign currency contracts	—	203,998
Interest receivable	19,118,836	18,441,527
Dividends receivable	7,409,627	6,620,903
Prepaid expenses and other assets	1,423,336	1,710,105

Total Assets	$838,532,564	$879,526,479

Liabilities:
Payable for investments purchased	$4,667,027	$557,483
Unrealized depreciation on forward foreign currency contracts	1,288,817	—
Credit facility payable	253,500,000	296,000,000
Interest payable on credit facility	167,028	959,458
Dividend distributions payable	18,112,395	18,072,063
Base management fees payable	4,322,471	4,547,129
Incentive management fees payable	2,312,553	16,818,602
Accrued administrative services	271,563	201,728
Other accrued expenses and payables	937,143	2,807,254

Total Liabilities	285,578,997	339,963,717

Net Assets:
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 57,562,908 and 57,436,875 issued and 56,601,229 and 56,475,196 outstanding	57,563	57,437
Paid-in capital in excess of par	827,637,418	826,617,395
Undistributed net investment income	21,616,819	19,463,949
Accumulated net realized gain (loss)	(135,642,895)	(93,279,572)
Net unrealized depreciation	(155,289,438)	(207,870,547)
Treasury stock at cost, 961,679 and 961,679 shares held	(5,425,900)	(5,425,900)

Total Net Assets	552,953,567	539,562,762

Total Liabilities and Net Assets	$838,532,564	$879,526,479

Net Asset Value Per Share	$9.77	$9.55

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended March 31, 2010	Three months ended March 31, 2009

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$25,313,012	$30,336,034
Dividends	503,645	505,209
From non-controlled, affiliated investments:
Interest	1,460,708	481,385
Dividends	302,163	273,207
From controlled investments:
Interest	219,571	215,465

Total investment income	27,799,099	31,811,300

Expenses:
Base management fees	4,322,471	4,748,218
Incentive management fees	493,951	—
Interest and credit facility fees	1,122,254	1,836,389
Investment advisor expenses	398,664	346,794
Administrative services	257,723	229,108
Professional fees	203,266	232,050
Amortization of debt issuance costs	168,292	168,292
Insurance	152,408	129,361
Director fees	95,837	95,292
Other	318,968	274,414

Net expenses	7,533,834	8,059,918

Net Investment Income	20,265,265	23,751,382

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(6,695,076)	4,549
Non-controlled, affiliated investments	(36,221,865)	12,240
Controlled investments	1,881	—
Foreign currency	551,737	2,111,539

Net realized gain (loss)	(42,363,323)	2,128,328

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	15,587,411	(23,371,679)
Non-controlled, affiliated investments	37,813,494	(4,284,665)
Controlled investments	644,132	(1,602,183)
Foreign currency translation	(1,463,928)	(688,253)

Net change in unrealized appreciation or depreciation	52,581,109	(29,946,780)

Net realized and unrealized gain (loss)	10,217,786	(27,818,452)

Net Increase (Decrease) in Net Assets Resulting from Operations	$30,483,051	$(4,067,070)

Net Investment Income Per Share	$0.36	$0.43

Earnings (Loss) Per Share	$0.54	$(0.07)

Basic and Diluted Weighted-Average Shares Outstanding	56,597,028	55,242,972
Dividends Declared Per Share	$0.32	$0.16

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to incentive fees in the prior three quarters has caused the Company’s incentive fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an estimate of each quarter’s incremental incentive management fees that we expect we will become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on file with the SEC.

Computations for all periods are derived from the Company’s financial statements as follows:

	Three months ended March 31, 2010	Three months ended March 31, 2009
GAAP Basis:
Net Investment Income	$20,265,265	$23,751,382
Net Increase (Decrease) in Net Assets from Operations	30,483,051	(4,067,070)
Net Asset Value at end of period	552,953,567	495,519,468
Less: Incremental incentive management fee expense using existing formula as applied to current period operating results	(3,501,086)	(4,616,765)
As Adjusted:
Net Investment Income	$16,764,179	$19,134,617
Net Increase (Decrease) in Net Assets from Operations	26,981,965	(8,683,835)
Net Asset Value at end of period	549,452,481	490,902,703

Per Share Amounts, GAAP Basis:
Net Investment Income	$0.36	$0.43
Net Increase (Decrease) in Net Assets from Operations	0.54	(0.07)
Net Asset Value at end of period	9.77	9.04

Per Share Amounts, As Adjusted:
Net Investment Income	$0.30	$0.35
Net Increase (Decrease) in Net Assets from Operations	0.48	(0.16)
Net Asset Value at end of period	9.71	8.96

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com. The information contained on our website is not a part of this press release.

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